Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Robert T. Grieves
(212) 621-8684
robert.grieves@ace-ina.com

ACE LIMITED ANNOUNCES RESTATEMENT;

NEUTRAL EFFECT ON CURRENT SHAREHOLDERS’ EQUITY;

CONFERENCE CALL SCHEDULED FOR NOON (EDT), JULY 21, 2005

HAMILTON, Bermuda — July 21, 2005 — ACE Limited (NYSE: ACE) today is filing a Form 8-K announcing that it is restating its financial results for the years 2000 through 2004, as well as its results for each of the quarters in the years 2003 and 2004, and for the first quarter of 2005. The primary purpose of the restatement is to correct the accounting treatment for eight transactions in the “non-traditional products” or “finite risk” category. ACE’s decision to make this restatement was based on the results of the Company’s independent investigation and an internal re-evaluation of the accounting for certain transactions. ACE has also included in the restatement correction of certain unrelated errors of an immaterial nature.

The estimated cumulative impact of the restatement through the first quarter of 2005 is an increase in shareholders’ equity of approximately $1.0 million. The cumulative effect of the restatement for certain finite contracts as of the first quarter of 2005 is to increase shareholders’ equity by $13 million. The cumulative effect of the other unrelated corrections is to decrease shareholders’ equity by approximately $12 million. Additional detail pertaining to restated items year-by-year is provided in the table below. These estimates represent ACE’s best current estimates of the effects of the restatement.

ACE will file a Form 10-K/A for the year ended December 31, 2004 during August 2005 reflecting these adjustments and their impact on disclosures as applicable for the years 2000-2004. The notes to the audited financial statements in the Form 10-K/A will reflect restatements for each of the quarters in the two years ended December 31, 2004. ACE will also file a Form 10-Q/A for the three months ended March 31, 2005 reflecting these adjustments.

As previously reported, ACE and its subsidiaries have received numerous subpoenas, interrogatories and civil investigative demands in connection with the ongoing industry wide investigations of insurance business practices and non-traditional or loss mitigation insurance products, often referred to as “finite risk reinsurance.” An independent investigation into these products, under the direction of the Audit Committee of ACE’s Board of Directors, reviewed finite risk contracts to which ACE subsidiaries were a party. ACE itself also re-evaluated the accounting of certain transactions. The investigation has not identified any instances of inappropriate conduct by current senior management of the company or by members of the Board of Directors.

As a result of this investigation and the re-evaluation, ACE believes that eight finite risk contracts were accounted for in an incorrect manner. Of these, seven did not meet the applicable risk transfer requirements of FAS 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts,” and should have been recorded as deposits. The remaining contract was an inter-company agreement which was not properly eliminated in consolidation. Each of these eight contracts originated prior to 2002. Two of them remain in effect; six are no longer in effect. Of the eight contracts, three involved ACE as buyer, three involved ACE as seller and two were between wholly-owned subsidiaries of ACE Limited.

Some of the contracts being restated involved written or oral agreements, understandings or discussions pertaining to risk expectations that were not factored into the accounting treatment at the time of origination. In certain instances, agreements of this sort reduced or eliminated the anticipated risk transfer upon which the original accounting was based and resulted in the present restatement.

ACE believes that it has established appropriate internal controls, both before and during the course of the investigation, to address these issues. These controls include the prohibition of so-called “buy-side” finite risk contract acquisition without approval of the chief executive officer of ACE Limited, and the issuance of extensive guidelines and restrictions pertaining to the accounting for and marketing of so-called “sell- side” finite risk contracts.

The adjustments reflected in the restatement will also include the correction of certain unrelated entries that should have been recorded in the periods being restated. These relate to errors identified in the accounting for certain deferred compensation plans and immaterial adjustments made in prior quarters.

Evan Greenberg, President and Chief Executive Officer of ACE Limited, said, “The Company engaged independent counsel to review our finite book of business in response to the industry wide review of finite risk reinsurance by the Securities and Exchange Commission (SEC), the United States Attorney, the New York Attorney General and various state regulators. The investigation, which included both independent counsel and accounting experts, reviewed over 100 finite risk transactions and raised questions about the accounting for a number of transactions. In addition, our own accounting and actuarial staff took a fresh look at many transactions. The restatement we are announcing is the result of a process that has been both impartial and rigorous. It reflects management’s best judgment about proper accounting based on the information we have gathered.

“We have found accounting problems on a number of transactions and we regret that. We are fixing those problems. We have also put in place strict procedures to assure that this does not happen again.

“We have shared the results of our independent investigation with the authorities as those results have emerged. The governmental investigations will continue, however, and we will continue to respond to all appropriate regulatory inquiries. ACE’s own investigation is continuing as well and we expect it to be concluded by the time of the restatement.”

It is possible that at the time of the restatement ACE will include other items or additional finite risk contracts. In addition, further restatements of ACE’s financial results are also possible.

ACE will host a conference call and webcast to discuss these matters today, Thursday, July 21, 2005 beginning at 12:00 p.m. EDT. This conference call will be available via live and archived webcast at www.acelimited.com or by dialing 888-889-5602 (within the United States) or 973-582-2734 (international). Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available from Thursday, July 21, 2005 until Thursday, August 4, 2005. To listen to the replay dial 877-519-4471 (in the United States) or 973-341-3080 (international); passcode 6286659.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by actions taken or positions asserted by the Securities and Exchange Commission, the New York Attorney General or the U.S. Department of Justice, additional findings arising in connection with the Company’s internal investigation, possible internal control failures, human error, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial, legislative and other governmental developments, litigation tactics, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(table to follow)

# # #

ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	As of and for the three months ended March 31, 2005		As of and for the year ended
			December 31, 2004		December 31, 2003
	As previously reported	As restated	As previously reported	As restated	As previously reported	As restated
Net premiums written	$3,365	$3,366	$11,528	$11,496	$10,215	$10,268
Losses and loss expenses	$1,786	$1,789	$7,714	$7,685	$6,118	$6,167
Income excluding net realized gains (losses) (1)	$441	$455	$988	$1,006	$1,197	$1,250
Net income (loss)	$433	$436	$1,139	$1,159	$1,417	$1,477

Diluted earnings per share:
Income excluding net realized gains (losses) (1)	$1.49	$1.54	$3.30	$3.36	$4.21	$4.40
Net income	$1.46	$1.48	$3.83	$3.90	$5.01	$5.22

Combined ratio	89.6%	88.9%	96.6%	96.4%	91.5%	91.0%

Reinsurance recoverable	$14,608	$14,273	$15,254	$14,887	$14,081	$13,332
Tangible shareholders’ equity (1)	$7,357	$7,275	$7,224	$7,148	$6,124	$6,017
Shareholders’ equity	$9,965	$9,966	$9,836	$9,843	$8,835	$8,811

	As of and for the year ended
	December 31, 2002		December 31, 2001		December 31, 2000
	As previously reported	As restated	As previously reported	As restated	As previously reported	As restated
Net premiums written	$8,068	$8,160	$6,363	$6,512	$4,879	$4,909
Losses and loss expenses	$4,906	$4,974	$4,552	$4,724	$2,936	$2,979
Income excluding net realized gains (losses) and cumulative effect of adopting a new accounting standard (1)	$494	$517	$(73)	$(108)	$582	$556
Net income (loss)	$77	$100	$(146)	$(181)	$543	$517

Diluted earning (loss) per share:
Income (loss) excluding net realized gains (losses) and cumulative effect(1)	$1.74	$1.82	$(0.42)	$(0.57)	$2.48	$2.36
Net income (loss)	$0.19	$0.27	$(0.74)	$(0.88)	$2.31	$2.19

Combined ratio	101.7%	101.2%	111.6%	112.3%	95.5%	96.4%

Reinsurance recoverable	$13,991	$13,307	$11,398	$10,797	$8,995	$8,541
Tangible shareholders’ equity (1)	$3,672	$3,511	$3,335	$3,157	$2,573	2,429
Shareholders’ equity	$6,389	$6,311	$6,107	$6,012	$5,420	$5,360

[1]	Non-GAAP Financial Measures:

Income excluding net realized gains (losses) and the tax effect of net realized gains (losses) is a common performance measurement. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Tangible shareholder’s equity is shareholders’ equity less goodwill.